EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916, 333-104236, 333-117486 and 333-134248 on Form S-3 and Registration Statement Nos. 333-40969, 333-38920, 333-38922, 333-70902 and 333-119044 on Form S-8 of our report dated February 13, 2007, relating to the consolidated financial statements and the financial statement schedule of CardioDynamics International Corporation appearing in this Annual Report on Form 10-K of CardioDynamics International Corporation for the year ended November 30, 2007.

/s/ Mayer Hoffman McCann P.C.
San Diego, California

February 25, 2008